UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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Caprius, Inc.
(Name of Registrant as Specified in its Charter)

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CAPRIUS, INC.
One University Plaza
Hackensack, NJ 07601

NOTICE OF ACTION BY
WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To our Stockholders:

This Information Statement is being furnished by the Board of Directors of Caprius, Inc., a Delaware corporation, to holders of record of our common stock, $.01 par value per share, and our preferred stock, $.01 par value, at the close of business on March 26, 2007, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. The purpose of this Information Statement is to inform our stockholders that by a written consent, dated as of February 26, 2007, the holders of more than a majority of our outstanding voting stock authorized an amendment to our 2002 Stock Option Plan to increase the number of shares of common stock as to which options may be granted that Plan. This Information Statement also shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law.

The action taken by the majority stockholders will not become effective until at least 20 days after the initial mailing of this Information Statement to the other stockholders.

 THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER THE MATTER DESCRIBED HEREIN.

By order of the Board of Directors:
/s/ Jonathan Joels
Jonathan Joels, Secretary

Dated: March 23, 2007

CAPRIUS, INC.
One University Plaza
Hackensack, NJ 07601

INFORMATION STATEMENT

Introductory Statement

Caprius, Inc. is a Delaware corporation with our principal executive offices located at One University Plaza, Suite 400 Hackensack, NJ 07601. Our telephone number is (201) 342-0900.

At the request of our Board of Directors, we are sending this Information Statement to our stockholders to notify you about action taken by the holders of 65.9% of our outstanding voting capital stock (the “Majority Holders”), by written consent, dated February 26, 2007, in lieu of a special meeting of the stockholders, in accordance with the Delaware General Corporation Law. The action taken was ratification and approval of an amendment (the “Amendment”) to our 2002 Stock Option Plan (the “2002 Plan”) to increase to 2,500,000 shares the number of shares of common stock reserved for grant and issuance thereunder. The Amendment will be effective not less than 20 calendar days after the initial mailing of this Information Statement.

This Information Statement is being mailed on or before March 28, 2007 to the holders of record on March 26, 2007, of the outstanding shares of our common stock and preferred stock.

Reason for the Amendment

The reason for the Amendment is to increase the number of shares of common stock authorized for options granted under the 2002 Plan to 2,500,000 shares to meet current and anticipated future needs for key persons. We had amended the 2002 Plan in November 2005 to increase the number of shares available for grant as stock options thereunder from 75,000 shares to 700,000 shares. In December 2006, the Board initially authorized an increase to 1,500,000 shares, and on February 23, 2007, the Board determined that a greater number of shares were needed under the 2002 Plan and raised the number to 2,500,000 shares.

At September 30, 2006, 700,000 shares of common stock were reserved for issuance under the 2002 Plan, of which options for an aggregate of 506,050 shares were granted and outstanding, and 193,950 shares were available for future grants. Between October 1, 2006 and February 28, 2007, options were granted under the 2002 Plan for an aggregate of 1,130,000 shares, of which 936,050 shares were granted subject to stockholder approval of an increase in the number of shares of common stock underlying the 2002 Plan. These latter options were granted in part to Dwight Morgan, our new Chairman, President and CEO, and to two new outside directors. All three persons bring excellent talent and substantial backgrounds to us and have already played and should continue to play important roles in our future strategy and operations. In requesting their services one major inducement to them was the grant of stock options priced upon their respective dates of joining the Company. As explained, most of the options granted to them were subject to stockholder approval. The inability to make the grants unconditional could jeopardize their future association with the Company.

We believe that our ability to grant stock options plays an important role in attracting and retaining our directors, officers, employees and consultants. As a small public company with limited cash resources, a stock option program provides us with an additional component to our compensation arrangements, while allowing us to preserve our cash position. By providing talented personnel the opportunity for equity ownership through our common stock, we strengthen their commitment to our success and promote the identity of interests between our stockholders and such persons. We need to have a sufficient number of shares available for the options granted subject to an increase in the shares underlying the 2002 Plan and for future grant in order for to provide this equity incentive. Our Board of Directors decided that increasing the number of shares of common stock available for grant under the 2002 Plan to 2,500,000 shares would accomplish the desired objective.

We have no present plans to grant new options under the 2002 Plan with respect to the increased number of shares of common stock authorized thereunder, other than to cover the options previously granted conditioned upon subsequent approval of the Amendment and the grant of new options for up to 750,000 shares to executive officers and key employees.

Option Grants

During our fiscal year ended September 30, 2006, we granted options under the 2002 Plan for an aggregate of 458,000 shares of common stock at an exercise price of $2.20 per share, of which options for an aggregate of 200,000 shares were granted to executive officers, 40,000 shares were granted to outside directors, 153,000 shares were granted to employees and 65,000 shares to consultants. All these options were for a ten year term, subject to earlier expiration as provided for in 2002 Plan, and vesting six months after grant as to one-eighth of the options granted and the balance vesting in equal monthly installments over the next 42 months. In March 2007, all these options were repriced at $1.10 per share, representing 110% of the then market price of the common stock.

Since September 30, 2006, Dwight Morgan became Chairman of the Board, President, CEO and a director, and Kenneth C. Leung and Roger W. Miller became directors, while Dr. Jeffrey Hymes resigned as a director. Mr. Morgan was granted options for 350,000 shares of common stock exercisable at $0.60 per share, Mr. Leung was granted options for 20,000 shares exercisable at $0.55 per share and Mr. Miller was granted options for 20,000 shares exercisable at $0.52 per share. Our policy for new outside directors is an initial option grant for 20,000 shares of common stock. All these options were granted under the 2002 Plan at exercise prices equal to the fair market value of the common stock on the respective dates of grant, and vesting on the same terms as the option grants described in the preceding paragraph. However, because all shares currently underlying the 2002 Plan were reserved for outstanding option grants, 206,050 of the options granted to Mr. Morgan and all of the options granted to Messrs. Leung and Miller were granted subject to stockholder approval of the increase in the number of shares of common stock underlying the 2002 Plan.

Purposes of the 2002 Plan

The purposes of the 2002 Plan are to provide incentives to selected directors, officers, employees and other persons who perform services on our behalf and on behalf of any of our subsidiaries by giving them opportunities to purchase our common stock pursuant to options granted thereunder. These options may qualify as “incentive stock options” (“ISO”) under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for certain employees (including employee-directors); otherwise, for tax purposes the options would be classified as Non-Qualified Options” or “NQSOs.” Should any options terminate unexercised, the underlying shares of common stock would be returned to the 2002 Plan and become available for future grants.

Administration

The 2002 Plan is administered by the Compensation Committee of the Board of Directors, each member of which is a Non-Employee Director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, or by the whole Board of Directors. Subject to specific provisions in the 2002 Plan, the Committee has the authority (i) to select the individuals (the “Optionees”) who are to be granted options from among those eligible to participate in the 2002 Plan, (ii) to establish the number of shares which may be issued under each option, (iii) to determine at when the options may be granted, (iv) to determine the exercise price of shares subject to each option, (v) to determine the time at which each option shall be come exercisable and the duration of the exercise period, (vi) to determine whether restrictions are to be imposed on shares subject to options and the nature of such restrictions, if any, and (vii) to interpret the 2002 Plan and prescribe and rescind rules and regulations relating to it.

Eligibility

Options may be granted only to individuals who are (i) present or prospective employees of the Company and our subsidiaries, including officers and directors who are also employees at the time the Option is granted, (ii) outside directors, and (iii) persons who perform services for us or on behalf of us or of our subsidiaries. Options that constitute ISOs may only be granted to employees described in clause (i) above. No option may be granted under the 2002 Plan after May 15, 2012; however, options granted prior to that date would remain outstanding for the period determined at the time of grant.

Option Price and Terms

The option price of each share of common stock subject to an option is fixed by the Committee at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant, defined as the average bid and ask price over the prior five days’ trading. The aggregate fair market value, determined at the time of grant, of the shares with respect to which ISO’s are exercisable for the first time by an individual during any calendar year may not exceed $100,000. NQSOs are not subject to this requirement. Certain adjustments in the option price and/or option shares may be made for customary anti-dilution events. The Committee determines the option period, provided it is not longer than five years in the case of ISOs granted to employees who hold 10% of our outstanding stock, 10 years in the case of ISOs generally, or 10 years, in the case of NQSOs, subject to earlier termination, and also the vesting period, including any accelerated vesting, and the payment terms. In the event of termination of employment, the Optionee may exercise his options at any time up to one year of the termination, but in no event later than the expiration date of the option; however, if the employee is terminated “for cause,” the option would expire immediately. All options would vest immediately upon a “change of control” of the Company. Upon exercise of an option, payment for shares may be made in cash, or, if the option agreement so provides, in shares of common stock calculated based upon their fair market value as of the date of their delivery or a combination of stock and cash.

Transferability

Options granted under the 2002 Plan are not assignable or transferable by the Optionee otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or Title I of the Employee Retirement Income Security Act or (iii) with respect to NQSOs, to a spouse or lineal descendant of the Optionee. Options are exercisable during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.

Termination, Suspension or Modification of the 2002 Plan

The Board of Directors may terminate, suspend or modify the 2002 Plan at any time but may not, without authorization of our stockholders, effect any change which under Section 16(b) of the Exchange Act, applicable Delaware corporate law or tax law, or the rules of any national securities exchange or national quotation system on which the common stock is then listed or traded requires the prior approval of stockholders.

Other Options

As of February 28, 2007, we had outstanding options granted under our 1993 Plan for the purchase of an aggregate of 31,500 shares of common stock at exercise prices ranging from $3.00 to $5.00 per share. The 1993 Plan expired in 2003. As such, no new options may be granted under that Plan, but options granted prior to the expiration remain in effect and will terminate October 2009 and July 2010.

As of February 28, 2007, we had outstanding options granted outside of the Company’s Stock Option Plans, of an aggregate of 130,000 shares of common stock at exercise prices ranging from $0.70 to $1.75 per share, with expiration dates of September 2009 and July 2011.

Description of Our Capital Stock

We are authorized to issue 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. On March 1, 2007, we had outstanding 3,791,673 shares of common stock, 27,000 shares of Series B Preferred Stock, 194,933 shares of Series D Convertible Stock and 10,000 shares of Series E Convertible Preferred Stock.

Each share of our common stock entitles the holder to one vote on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. The holders of shares of our common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available and upon liquidation they are entitled to share pro rata in any distribution to holders of common stock, subject to the prior right of holders of our outstanding preferred stock. No dividends have ever been declared by the Board of Directors on the common stock. Holders of our common stock have no preemptive rights. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Each share of Series B Preferred Stock is convertible into 2.147765 shares of common stock, subject to customary anti-dilution provisions, or an aggregate of 57,990 shares of common stock. The Series B Preferred Stock is convertible at the election of the holder until August 17, 2007, and subject to mandatory conversion upon a change of control or August 17, 2007. Unless an action adversely affects the rights, powers or privileges of the shares of the Series B Preferred

Stock, the holders of Series B Preferred Stock are not entitled to vote on any matter. The Series B Preferred Stock has a liquidation preference of $100 per share.

Each share of Series D Preferred Stock is convertible into 17.29 shares of common stock, subject to customary anti-dilution provisions, or an aggregate of 3,370,286 shares of common stock. The Series D Preferred Stock provides that commencing October 1, 2007, the holders thereof are entitled to receive cash dividends at a per share rate of $0.67 per annum, which dividends would be cumulative and paid when and as declared by our Board of Directors or as provided in the certificate of designation of the Series D Preferred Stock. Upon liquidation of the Company, the holders of the Series D Preferred Stock would receive a liquidation preference of $12.40 per share plus accrued and unpaid dividends, and ranking pari passu with the Series D Preferred Stock, and any other series subsequently created series of equal ranking on liquidation. The Series D Preferred Stock votes on an as-converted basis with the common stock, and has a separate vote with respect to matters directly affecting this Series.

On March 1, 2007, we closed a placement of 10,000 shares of Series E Convertible Preferred Stock at $250 a share. Each share of the Series E Preferred Stock is convertible into 625 shares of common stock, subject to customary anti-dilution provisions, or an aggregate of 6,250,000 shares of common stock. Commencing October 1, 2007, the holders of the Series E Preferred Stock are entitled to receive a cash dividend at a per share rate equal to $13.50 per annum, and a liquidation preference of $250.00 per share plus accrued and unpaid dividends, and ranking pari passu with the Series B and Series D Preferred Stock. The Series E Preferred Stock votes on an as-converted basis with the common stock, and has a separate vote with respect to matters directly affecting this Series.

As determined by our Board of Directors, and without any action by stockholders, we may issue the remaining authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time be determined by the Board at time of issuance. The preferred stock may be issued in the future in connection with acquisitions, financings or other matters, as the Board of Directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

We also have outstanding stock purchase warrants for an aggregate of 4,966,646 shares of common stock at exercise prices ranging from $0.50 to $5.60 per share and expiring between September 2007 and February 2012.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 1, 2007, certain information regarding the beneficial ownership of common stock by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding common stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers as a group:

Name and Address of Beneficial Owner*	Position with Company	Amount and Nature of Beneficial Ownership (1) of Common Stock	Percentage of Securities ***
Austin W. Marxe and David M. Greenhouse 527 Madison Ave. New York, NY 10022	Holder of over five percent	8,236,686 (2)	77.4%
Dolphin Offshore Partners LP(2) 129 East 17th St. New York, NY 10003	Holder of over five percent	3,375,000 (3)	47.1%
Bonanza Master Fund Ltd. 300 Crescent Ct Dallas, TX 75201	Holder of over five percent	2,881,277 (4)	46.4%
Vision Opportunity Master Fund Ltd. 20 West 55th St New York, NY 10019	Holder of over five percent	416,621 (5)	9.9%
Shrikant Mehta Combine International 354 Indusco Court Troy, Michigan 48083	Holder of over five percent	210,894	5.6%
George Aaron	Director, Executive Vice President-International Business Development	291,261 (6)	7.6%
Jonathan Joels	Director; Chief Financial Officer; Vice President; Treasurer; Secretary	286,475 (7)	7.4%
Dwight Morgan	President, CEO, and Chairman of the Board	12,500 (8)	**
Sol Triebwasser, Ph.D.	Director	11,320 (9)	**
Kenneth C. Leung	Director	- (10)	**
Roger W. Miller	Director	36,724 (11)	**
All executive officers and Directors as a group (6 persons)		638,280 (12)	16.2%
_____________
*
Address of all holders except Austin W. Marxe, David M. Greenhouse. Bonanza Master Fund Ltd., Dolphin Offshore Partners, LP, Vision Opportunity Master Fund Ltd. and Mr. Mehta is c/o Caprius Inc., One University Plaza, Suite 400, Hackensack, NJ 07601.

**	Less than one percent (1%)

(1)	Includes voting and investment power, except where otherwise noted. The number of shares beneficially owned includes shares each beneficial owner and the group has the right to acquire within 60 days of March 1, 2007 pursuant to stock options, warrants and convertible securities.

(2)
Consists of (A)(i)1,034,482 shares, (ii)1,753,578 shares underlying warrants presently exercisable, (iii) 1,045,718 shares underlying Series D Convertible Preferred Stock and (iv) 2,343,750 shares underlying Series E Convertible Preferred Stock held by Special Situations Private Equity Fund, L.P., (B)(i) 317,037 shares, (ii) 537,682 shares underlying warrants presently exercisable, (iii) 320,685 shares underlying Series D Convertible Preferred Stock and (iv) 718,750 shares underlying Series E Convertible Preferred Stock held by Special Situations Fund III, QP, L.P., and (C)(i) 27,790 shares,(ii) 46,843 shares underlying warrants presently exercisable,(iii) 27,871 shares underlying Series D Convertible Preferred Stock and (iv) 62,500 shares underlying Series E Convertible Preferred Stock held by Special Situations Fund III, L.P. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. and the general partner of and investment adviser to the Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the investment adviser to the Special Situations Fund III, QP, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(3)	Consists of (i) 2,250,000 shares underlying Series E Convertible Preferred Stock and (ii) 1,125,000 shares underlying warrants presently exercisable.

(4)	Consists of (i) 457,500 shares direct, (ii) 447,765 shares underlying warrants presently exercisable and 1,976,012 shares underlying Series D Convertible Preferred Stock.

(5)
Includes 416,621 shares underlying Series E Convertible Preferred Stock. Excludes (i) 333,379 shares underlying Series E Convertible Preferred Stock and (ii) 375,000 shares underlying warrants. Pursuant to a Letter Agreement, dated February 27, 2007, between us and Vision Opportunity Master Fund, Ltd. (“Vision”), Vision covenanted not to convert its Series E Convertible Preferred Stock or exercise its warrants is such conversion or exercise would cause its beneficial ownership to exceed 9.99%, which provision Vision may waive, upon not less than 61 days prior notice to us, as reported in its Schedule 13G filed on March 12, 2007.

(6)
Includes (i) 353 shares in retirement accounts, (ii) 8,199 shares underlying warrants presently exercisable, (iii) 5 shares jointly owned with his wife and (iv) 51,250 shares underlying options presently exercisable, and excludes 68,750 shares underlying options which are currently not exercisable, and 350,000 shares underlying options which are currently not exercisable and subject to stockholder approval.

(7)
Includes (i) 48,000 shares as trustee for his children, (ii) 8,616 shares underlying warrants presently exercisable, (iii) 51,250 shares underlying options presently exercisable, (iv) 17,241 shares in a retirement account, and excludes 68,750 shares underlying options which are currently not exercisable, and 350,000 shares underlying options which are currently not exercisable and subject to stockholder approval.

(8)	Includes 12,500 shares underlying options presently exercisable and excludes 171,450 shares underlying options which are currently not exercisable and 206,050 shares underlying options which are currently not exercisable and subject to stockholder approval.

(9)
Includes 11,250 shares underlying options presently exercisable, and excludes 13,750 shares underlying options which are currently not exercisable and 20,000 shares underlying options which are currently not exercisable and subject to stockholder approval.

(10)	Excludes 20,000 shares underlying options which are currently not exercisable and subject to stockholder approval.

(11)	Excludes 20,000 shares underlying options which are currently not exercisable and subject to stockholder approval.

(12)	Includes (i) 16,815 shares underlying warrants and (ii) 126,250 shares underlying options presently exercisable, and excludes 1,285,155 shares underlying options which are currently not exercisable.

No Dissenters’ Rights

You do not have the right to dissent and obtain an appraisal of your shares under Delaware law in connection with the Amendment described in this Information Statement.

Stockholder Proposals

Our Board of Directors has not yet determined the date on which the next annual meeting of stockholders will be held. Any proposal by a stockholder intended to be presented at the our next annual meeting of stockholders must be received at our offices a reasonable amount of time prior to the date on which the information or proxy statement for that meeting is mailed to stockholders in order to be included in our information or proxy statement relating to that meeting.

Where You Can Find More Information About the Company

We file our annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at prescribed rates. You also can view such documents on our website www.caprius.com.

/s/ Jonathan Joels
Jonathan Joels
CFO, Treasurer and Secretary